                                                                     Exhibit 4.1


                                TECO ENERGY, INC.

                                       and

                              THE BANK OF NEW YORK

                                   As Trustee

                                  ------------

                          EIGHTH SUPPLEMENTAL INDENTURE

                          dated as of November 20, 2002

                           Supplementing the Indenture

                           dated as of August 17, 1998

                                  ------------

                                  $380,000,000

                              10.50% Notes Due 2007
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                                TABLE OF CONTENTS

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
ARTICLE ONE     DEFINITIONS AND OTHER PROVISIONS OF GENERAL APPLICATION......2

      Section 101. Definitions...............................................2

      Section 102. Section References.......................................16

ARTICLE TWO     DESIGNATION AND TERMS OF THE NOTES..........................17

      Section 201. Establishment of Series..................................17

      Section 202. Variations in Terms of the Notes.........................17

      Section 203. Amount and Denominations; the Depositary.................17

      Section 204. Interest Rates and Interest Payment Dates................17

      Section 205. Form and Other Terms of the Notes........................18

      Section 206. Special Transfer Provisions..............................18

      Section 207. Authentication and Delivery..............................21

      Section 208. Redemption; No Sinking Fund..............................21

      Section 209. Repurchase upon Change in Control........................22

ARTICLE THREE   PAYMENTS IN THE EVENT OF CERTAIN TRANSACTIONS...............24

ARTICLE FOUR    RESTRICTIVE COVENANTS.......................................24

      Section 401. Applicability of Restrictive Covenants...................24

      Section 402. Designation of Restricted and Unrestricted Subsidiaries..25

      Section 403. Limitation on Restricted Payments........................25

      Section 404. Limitation on Certain Liens..............................27

      Section 405. Limitation on Indebtedness...............................28

      Section 406. SEC and Other Reports....................................30

ARTICLE FIVE    ADDITIONAL EVENTS OF DEFAULT................................30

ARTICLE SIX     APPROVAL OF AMENDMENT TO SECTION 801 OF ORIGINAL INDENTURE..31

ARTICLE SEVEN   AMENDMENT TO ORIGINAL INDENTURE.............................31

ARTICLE EIGHT   Miscellaneous...............................................31

      Section 801. Effect On Original Indenture.............................31

      Section 802. Counterparts.............................................31

      Section 803. Recitals.................................................32

      Section 804.   Governing Law..........................................32

      This Eighth Supplemental Indenture, dated as of November 20, 2002, is between TECO Energy, Inc., a corporation duly organized and existing under the laws of the State of Florida (hereinafter called the "Company") and having its principal office at 702 North Franklin Street, Tampa, Florida 33602, and The Bank of New York, as trustee (hereinafter called the "Trustee") and having its principal corporate trust office at 101 Barclay Street, 8th Floor West, New York, New York 10286.

                                   WITNESSETH:

      WHEREAS, the Company and the Trustee entered into an Indenture, dated as of August 17, 1998 (the "Original Indenture"), pursuant to which one or more series of debt securities of the Company (the "Securities") may be issued from time to time; and

      WHEREAS, Section 201 of the Original Indenture permits the terms of any series of Securities to be established in an indenture supplemental to the Original Indenture; and

      WHEREAS, Section 901(7) of the Original Indenture provides that a supplemental indenture may be entered into by the Company and the Trustee without the consent of any Holders of the Securities to establish the form and terms of the Securities of any series; and

      WHEREAS, the Company and the Trustee have entered into supplemental indentures, including a Third Supplemental Indenture, dated as of December 1, 2000 (the "Third Supplemental Indenture"), pursuant to which the Company amended
Section 801 of the Original Indenture; and

      WHEREAS, the Company has requested the Trustee to join with it in the execution and delivery of this Eighth Supplemental Indenture in order to supplement and amend the Original Indenture by, among other things, establishing the form and terms of a series of Securities to be known as the Company's "10.50% Notes Due 2007" (the "Initial Notes") and, when and if issued pursuant to the Registration Rights Agreement (defined herein) for Initial Notes, the Company's "10.50% Notes Due 2007" (the "Exchange Notes," and together with the Initial Notes, the "Notes") and amending and adding certain provisions thereof for the benefit of the Holders of the Notes; and

      WHEREAS, the Company and the Trustee desire to enter into this Eighth Supplemental Indenture for the purposes set forth in Sections 201 and 901 of the Original Indenture as referred to above; and

      WHEREAS, the Company has furnished the Trustee with a Board Resolution authorizing the execution of this Eighth Supplemental Indenture; and

      WHEREAS, all things necessary to make this Eighth Supplemental Indenture a valid agreement of the Company and the Trustee and a valid supplement to the Original Indenture have been done,

      NOW, THEREFORE, THIS EIGHTH SUPPLEMENTAL INDENTURE WITNESSETH:

      For and in consideration of the premises and the purchase of the Notes to be issued hereunder by holders thereof, the Company and the Trustee mutually covenant and agree, for the equal and proportionate benefit of the respective Holders from time to time of the Notes, as follows:

                                  ARTICLE ONE

             DEFINITIONS AND OTHER PROVISIONS OF GENERAL APPLICATION

      SECTION 101. DEFINITIONS

      All capitalized terms that are used herein and not otherwise defined herein shall have the meanings assigned to them in the Original Indenture. The Original Indenture together with this Eighth Supplemental Indenture are hereinafter sometimes collectively referred to as the "Indenture."

      "Additional Interest" has the meaning given it in the Registration Rights Agreement.

      "Additional Notes" means any additional Notes that may be issued from time to time pursuant to a "re-opening" of the series of Notes as contemplated by
Section 201 of the Indenture.

      "Adjusted Treasury Rate" means, with respect to any Redemption Date:

            (I) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated "H.15(519)" or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities," for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the Remaining Life, as defined below, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Adjusted Treasury Rate will be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month); or

            (II) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date.

      The Adjusted Treasury Rate will be calculated on the third Business Day preceding the Redemption Date.

      "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control," as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms "controlling," "controlled by" and "under common control with" have correlative meanings.

      "Amortization Expense" means, for any period, amounts recognized during such period as amortization of capital leases, depletion, fuel, goodwill and assets classified as intangible assets in accordance with GAAP.

      "Average Life" means, as of the date of determination, with respect to any Indebtedness, the quotient obtained by dividing (i) the sum of the products of
(x) the number of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness and (y) the amount of such principal payment by (ii) the sum of all such principal payments.

      "Board of Directors" means:

            (I) with respect to a corporation, the board of directors of the corporation;

            (II) with respect to a partnership, the board of directors of the general partner of the partnership; and

            (III) with respect to any other Person, the board or committee of such Person serving a similar function.

      "Business Day" shall mean any day other than a Saturday or Sunday that is neither a legal holiday nor a day on which banking institutions are authorized or obligated by law or executive order to close in the City of New York.

      "Capital Lease Obligation" of a Person means any obligation that is required to be classified and accounted for as a capital lease on the face of a balance sheet of such Person prepared in accordance with GAAP; the amount of such obligation shall be the capitalized amount thereof, determined in accordance with GAAP; the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty; and such obligation shall be deemed secured by a Lien on any property or assets to which such lease relates.

      "Capital Stock" means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) corporate stock, including any Preferred Stock or letter stock; provided, that Hybrid Preferred Securities are not considered Capital Stock for purposes of this definition.

      "Cash Equivalents" means:

            (I) United States dollars;

            (II) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than 270 days from the date of acquisition;

            (III) certificates of deposit and eurodollar time deposits with maturities of 270 days or less from the date of acquisition, bankers' acceptances with maturities not exceeding 270 days and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of "B" or better;

            (IV) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (ii) and (iii) above entered into with any financial institution meeting the qualifications specified in clause (iii) above;

            (V) commercial paper having the highest rating obtainable from Moody's or Standard & Poor's and in each case maturing within six months after the date of acquisition; and

            (VI) money market funds, substantially all of which constitute Cash Equivalents of the kinds described in clauses (i) through (v) of this definition.

      "Change in Control" means the occurrence of any of the following:

            (I) the Company ceases to beneficially own, directly or indirectly, at least 80% of the total voting power of all classes of Capital Stock then outstanding of Tampa Electric (whether arising from issuance of securities of the Company or Tampa Electric, any direct or indirect transfer of securities by the Company or Tampa Electric, any merger, consolidation, liquidation or dissolution of the Company or Tampa Electric or otherwise);

            (II) any "entity", "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) becomes the "beneficial owner" (as such term is used in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have "beneficial ownership" of all shares that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than a majority of the Voting Stock of the Company;

            (III) the Company consolidates with or merges into another Person, or any Person consolidates with or merges into the Company, in either event pursuant to a transaction in which the outstanding Voting Stock of the Company or such other Person is changed into or exchanged for cash, securities, or other property, other than any such transaction where (A) the outstanding Voting Stock of the Company is changed into or exchanged for, in whole or in part, Voting Stock of the surviving or transferee Person and (B) the holders of the Voting Stock of the Company immediately prior to such transaction retain or receive, directly or indirectly, substantially proportionate ownership of at least a majority of the Voting Stock of the surviving or transferee Person immediately after such transaction;

            (IV) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole to any "person" (as that term is used in Section 13(d)(3) of the Exchange Act), other than to an entity at least a majority of whose Voting Stock is owned, directly or indirectly, substantially proportionately by the holders of the Voting Stock of the Company;

            (V) during any period of up to 24 consecutive months, commencing after the date of issuance of the Notes, individuals who at the beginning of such 24-month period were directors of the Company shall cease for any reason to constitute a majority of the board of directors of the Company, provided that any person becoming a director subsequent to the date of issuance of the Notes, whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors who were either directors at the beginning of such period or whose election or nomination for election was previously so approved (other than the election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company) shall be, for purposes of this provision, considered as though such person were a member of the board as of the beginning of such period; or

            (VI) the adoption of a plan relating to the liquidation or dissolution of the Company.

      "Change in Control Purchase Date" has the meaning set forth in Section
209.

      "Change in Control Purchase Price" has the meaning set forth in Section
209.

      "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Notes to be redeemed, that would be used, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the applicable series of Notes (the "Remaining Life").

      "Comparable Treasury Price" means (1) the average of five Reference Treasury Dealer Quotations for the Redemption Date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if an Independent Investment Banker obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such quotations.

      "Consolidated Coverage Ratio" with respect to any period means the ratio of (1) the aggregate amount of Operating Cash Flow for such period to (2) the aggregate amount of Consolidated Interest Expense for such period.

      "Consolidated Current Liabilities" means, for any period, the aggregate amount of liabilities of the Company and its Restricted Subsidiaries which may properly be classified as current liabilities (including taxes accrued as estimated), after (1) eliminating all inter-company items between the Company and any Restricted Subsidiary and (2) deducting all current maturities of long-term Indebtedness, all as determined in accordance with GAAP.

      "Consolidated Indebtedness" means, at any date of determination, the aggregate Indebtedness of the Company and its Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP.

      "Consolidated Interest Expense" means, for any period, the total interest expense in respect of Consolidated Indebtedness of the Company and its Restricted Subsidiaries, including, without duplication:

            (I) interest expense attributable to capital leases,

            (II) amortization of debt discount,

            (III) capitalized interest,

            (IV) cash and noncash interest payments,

            (V) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing,

            (VI) net costs under Hedging Obligations (including amortization of discount), and

            (VII) interest expense in respect of obligations of other Persons deemed to be Indebtedness of the Company or any Restricted Subsidiaries under the clauses (v) or (vi) of the definition of Indebtedness, provided, however, that Consolidated Interest Expense shall exclude any costs otherwise included in interest expense recognized on early retirement of debt.

      "Consolidated Net Income" means, for any period, the net income of the Company and its Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP; provided, however, that there shall not be included in such Consolidated Net Income:

            (I) any net income of any Person if such Person is not a Restricted Subsidiary, except that the Company's equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution;

            (II) the net income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that net income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its stockholders;

            (III) any net income of any Person acquired by the Company or a Restricted Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition;

            (IV) the cumulative effect of a change in accounting principles will be excluded; and

            (V) any gain or loss realized upon the sale or other disposition of any property, plant or equipment of the Company or its Restricted Subsidiaries which is not sold or otherwise disposed of in the ordinary course of business and any gain or loss realized upon the sale or other disposition of any Capital Stock of any Person.

      "Consolidated Net Tangible Assets" means, for any period, the total amount of assets (less accumulated depreciation or amortization, allowances for doubtful receivables, other applicable reserves and other properly deductible items) as set forth on the most recently available quarterly or annual consolidated balance sheet of the Company and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, and after giving effect to purchase accounting and after deducting therefrom, to the extent otherwise included, the amounts of:

            (I) Consolidated Current Liabilities;

            (II) minority interests in Consolidated Subsidiaries held by Persons other than the Company or a Restricted Subsidiary;

            (III) excess of cost over fair value of assets of businesses acquired, as determined in good faith by the Board of Directors as evidenced by Board resolutions;

            (IV) any revaluation or other write-up in value of assets subsequent to December 31, 2001, as a result of a change in the method of valuation in accordance with GAAP;

            (V) unamortized debt discount and expenses and other unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, licenses organization or developmental expenses and other intangible items;

            (VI) treasury stock; and

            (VII) any cash set apart and held in a sinking or other analogous fund established for the purpose of redemption or other retirement of Capital Stock to the extent such obligation is not reflected in Consolidated Current Liabilities.

      "Consolidated Net Worth" of any Person means the total of the amounts shown on the consolidated balance sheet of such Person and its consolidated subsidiaries, determined on a consolidated basis in accordance with GAAP, as of any date selected by such Person not more than 90 days prior to the taking of any action for the purpose of which the determination is being made (and adjusted for any material events since such date), as (1) the par or stated value of all outstanding Capital Stock plus (2) paid-in capital or capital surplus relating to such Capital Stock plus (3) any retained earnings or earned surplus less (A) any accumulated deficit, (B) any amounts attributable to Redeemable Stock and (C) any amounts attributable to Exchangeable Stock.

      "Consolidated Subsidiary" means, any Subsidiary whose accounts are or are required to be consolidated with the accounts of the Company in accordance with GAAP.

      "Construction Undertakings" means, collectively, the Amended and Restated Construction Contract Undertaking dated as of May 14, 2002, as the same may be amended from time to time, by the Company in favor of Panda Gila River, L.P., a Delaware limited partnership ("Panda Gila River"), and Citibank, N.A., as Administrative Agent (the "Panda Gila River Agent") under the Gila River Project Credit Agreement dated as of May 31, 2001 among Panda Gila River, the banks a party thereto, and the Panda Gila River Agent; and the Amended and Restated Construction Contract Undertaking dated as of May 14, 2002, as the same may be amended from time to time, by the Company in favor of Union Power Partners, L.P., a Delaware limited partnership ("Union Power"), and Citibank, N.A., as Administrative Agent (the "Union Power Agent") under the Union Power Project Credit Agreement dated as of May 31, 2001 among Union Power, the banks a party thereto, and the Union Power Agent.

      "Credit Facilities" means, one or more debt facilities or commercial paper facilities, in each case with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, supplemented, renewed, refunded, restructured, replaced or refinanced in whole or in part from time to time.

      "Depositary" shall mean The Depository Trust Company or any successor depositary.

      "Exchange Act" means the Securities Exchange Act of 1934, as amended.

      "Exchangeable Stock" means any Capital Stock of a corporation that is exchangeable or convertible into another security (other than Capital Stock of such corporation that is neither Exchangeable Stock nor Redeemable Stock).

      "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the issuance date of the Notes.

      "Hedging Obligations" means, with respect to any specified Person, the obligations of such Person under:

            (I) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements; and

            (II) other agreements or arrangements designed to protect such Person against fluctuations in interest rates and foreign currency exchange rates,

in each case, to the extent incurred in the ordinary course of business and not for speculative purposes.

      "Holder" means the Person in whose name a Note is registered in the security register kept by the Company for that purpose.

      "Hybrid Preferred Securities" means any preferred securities issued by a Hybrid Preferred Securities Subsidiary, where such preferred securities have the following characteristics:

            (I) such Hybrid Preferred Securities Subsidiary lends substantially all of the proceeds from the issuance of such preferred securities to the Company in exchange for subordinated debt issued by the Company or lends substantially all of the proceeds from the issuance of such preferred securities to a second Hybrid Preferred Securities Subsidiary, which in turn lends substantially all of the proceeds from the issuance of its preferred securities to the Company in exchange for subordinated debt issued by the Company;

            (II) such preferred securities contain terms providing for the deferral of distributions corresponding to provisions providing for the deferral of interest payments on such subordinated debt; and

            (III) the Company makes periodic interest payments on such subordinated debt, which interest payments are in turn used by the Hybrid Preferred Securities Subsidiary or Hybrid Preferred Securities Subsidiaries to make corresponding payments to the holders of the Hybrid Preferred Securities.

      "Hybrid Preferred Securities Subsidiary" means

            (I) any business trust:

                  (I) all of the common equity interest of which is owned
            (either directly or indirectly through one or more wholly-owned Subsidiaries of the Company) at all times by the Company or whose sole depositor is another Hybrid Preferred Securities Subsidiary;

                  (II) that has been formed for the purpose of issuing Hybrid
            Preferred Securities; and

                  (III) substantially all of the assets of which consist at all times solely of subordinated debt issued by the Company or the preferred securities of a second Hybrid Preferred Securities Subsidiary and payments made from time to time on such subordinated debt or preferred securities, as the case may be; or

            (II) any limited liability company (or similar entity):

                  (I) all of the common equity interest of which is owned
            (either directly or indirectly through one or more wholly-owned Subsidiaries of the Company) at all times by the Company;

                  (II) that has been formed for the purpose of issuing Hybrid
            Preferred Securities; and

                  (III) substantially all of the assets of which consist at all times solely of subordinated debt issued by the Company and payments made from time to time on such subordinated debt.

      "Indebtedness" of any Person means, without duplication:

            (I) the principal of and premium (if any) in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable;

            (II) all Capital Lease Obligations of such Person;

            (III) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all obligations under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

            (IV) all obligations of such Person for the reimbursement of any obligor on any letter of credit, bankers' acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (i) -
      (iii) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit);

            (V) all obligations of the type referred to in clauses (i) through
      (iv) above of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable as obligor, guarantor or otherwise; and

            (VI) all obligations of the type referred to in clauses (i) through
      (v) above of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such property or assets and the amount of the obligation so secured.

      "Independent Investment Banker" means Credit Suisse First Boston Corporation or its successors, as designated by the Company, or if that firm is unwilling or unable to serve as such, an independent investment and banking institution of national standing appointed by the Company.

      "Interest Payment Date" shall mean June 1 and December 1 of each year.

      "Interest Rate" shall have the meaning set forth in Section 204 hereof.

      "Investments" means, with respect to any Person, all direct or indirect investments by such Person in other Persons in the forms of loans (including Support Obligations or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Capital Stock or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company or any Subsidiary of the Company sells or otherwise disposes of any Capital Stock of any direct or indirect Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Company, the Company will be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Company's Investments in such Subsidiary that were not sold or disposed of. The acquisition by the Company or any Subsidiary of the Company of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Company or such Subsidiary in such third Person in an amount equal to the fair market value of the Investments held by the acquired Person in such third Person.

      "Lien" means any lien, mortgage, pledge, security interest, conditional sale, title retention agreement or other charge or encumbrance of any kind.

      "Moody's" means Moody's Investors Service, Inc. and any successor thereto which is a nationally recognized statistical rating organization, or if such entity shall cease to rate the Notes or shall cease to exist and there shall be no such successor thereto, any other nationally recognized statistical rating organization selected by the Company which is acceptable to the trustee.

      "Net Cash Proceeds" means, with respect to any issuance or sale or contribution in respect of Capital Stock, the aggregate proceeds of such issuance, sale or contribution, including the fair market value (as determined by the Board of Directors and net of any associated debt and of any consideration other than Capital Stock received in return) of property other than cash, received by the Company or any Restricted Subsidiary, net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof, provided, however, that if such fair market value as determined by the Board of Directors of property other than cash is greater than $25 million, the value thereof shall be based upon an opinion from an independent nationally recognized firm experienced in the appraisal or similar review of similar types of transactions.

      "Non-Convertible Capital Stock" means, with respect to any corporation, any non-convertible Capital Stock of such corporation and any Capital Stock of such corporation convertible solely into non-convertible Capital Stock other than Preferred Stock of such corporation; provided, however, that Non-Convertible Capital Stock shall not include any Redeemable Stock or Exchangeable Stock.

      "Non-Recourse Debt" means Indebtedness:

            (I) as to which neither the Company nor any of its Restricted Subsidiaries (A) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness),
      (B) is directly or indirectly liable as a guarantor or otherwise, or (C) constitutes the lender;

            (II) no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the Notes or any Credit Facility) of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its stated maturity; and

            (III) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries.

      "Operating Cash Flow" means, for any period, with respect to the Company and its Restricted Subsidiaries, the aggregate amount of Consolidated Net Income after adding thereto Consolidated Interest Expense (adjusted to include costs recognized on early retirement of debt), income taxes (before giving effect to non-conventional fuel tax credits), depreciation expense, Amortization Expense and any noncash amortization of debt issuance costs, any nonrecurring, noncash charges to earnings and any negative accretion recognition.

      "Original Issue Date" shall mean the date upon which the Notes are initially issued by the Company, such date to be set forth on the face of each Note.

      "Permitted Investments" means:

            (I) any Investment in the Company or in a Restricted Subsidiary of the Company;

            (II) any Investment in Cash Equivalents;

            (III) any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment:

                  (I) such Person becomes a Restricted Subsidiary of the
            Company; or

                  (II) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company;

            (IV) any Investment made as a result of the receipt of non-cash consideration from an asset sale;

            (V) any acquisition of assets solely in exchange for the issuance of Capital Stock (other than Redeemable Stock or Exchangeable Stock) of the Company;

            (VI) any Investments received in compromise of obligations of such Persons incurred in the ordinary course of trade creditors or customers that were incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer;

            (VII) Hedging Obligations;

            (VIII) receivables owing to the Company or a Subsidiary of the Company, if created or acquired in the ordinary course of business;

            (IX) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

            (X) loans or advances to employees made in the ordinary course of business of the Company or any Subsidiary, as the case may be, not to exceed $100,000 per employee and $5 million in the aggregate at any one time outstanding;

            (XI) Support Obligations otherwise permitted by the terms of the indenture;

            (XII) payments made by the Company or a Restricted Subsidiary to an Unrestricted Subsidiary in satisfaction of obligations existing on the issuance date of the Notes; and

            (XIII) other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (xiii) that are at the time outstanding not to exceed $50 million, without giving effect to any writedown or writeoff of such Investment or reduction to the extent credit has already been given under clause II(C) of the covenant contained in Section 403(a).

      "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision of any government.

      "Preferred Stock" as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) that is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation; provided, that Hybrid Preferred Securities are not considered Preferred Stock for purposes of this definition.

      "Record Date" shall mean the fifteenth calendar day (whether or not a Business Day) immediately preceding the related Interest Payment Date. The Record Date shall constitute the Regular Record Date for purposes of the Original Indenture.

      "Redeemable Stock" means any Capital Stock that by its terms or otherwise is required to be redeemed prior to the first anniversary of the stated maturity of the outstanding Notes or is redeemable at the option of the holder thereof at any time prior to the first anniversary of the stated maturity of the outstanding Notes.

      "Redemption Price" shall have the meaning set forth in Section 208 hereof.

      "Reference Treasury Dealer" means:

            (I) Credit Suisse First Boston Corporation and its successors; provided that, if such Reference Treasury Dealer ceases to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), the Company will substitute another Primary Treasury Dealer; and

            (II) up to four other Primary Treasury Dealers selected by the Company.

      "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by an Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to an Independent Investment Banker at 5:00 p.m., New York City time, on the third Business Day preceding such Redemption Date.

      "Registration Rights Agreement" means either (1) that certain Registration Rights Agreement dated as of November 15, 2002 by and between the Company and Credit Suisse First Boston Corporation, or (2) with respect to any subsequent issuance of Additional Notes in a transaction exempt from the registration requirements of the Securities Act, the registration rights agreement, if any, entered into by the Company and the other parties thereto in connection with such issuance, or both, as the context shall require.

      "Restricted Investment" means an Investment other than a Permitted Investment.

      "Restricted Payment" shall have the meaning set forth in Section 403 hereof.

      "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

      "Securities Act" means the Securities Act of 1933, as amended.

      "Significant Subsidiary" means each Subsidiary of the Company that meets the definition of "significant subsidiary" as such term is defined in Rule 1-02 of Regulation S-X.

      "Special Ratings Trigger" with respect to long-term unsecured indebtedness means that such indebtedness is not rated at least (x) BBB- by Standard & Poor's and Baa2 by Moody's or (y) BBB by Standard & Poor's and Baa3 by Moody's.

      "Standard & Poor's" shall mean Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto which is a nationally recognized statistical rating organization, or if such entity shall cease to rate the Notes or shall cease to exist and there shall be no such successor thereto, any other nationally recognized statistical rating organization selected by the Company which is acceptable to the trustee.

      "Subordinated Indebtedness" means any Indebtedness of the Company or any of its Restricted Subsidiaries (whether outstanding on the issuance date of the Notes or thereafter incurred) which is contractually subordinated or junior in right of payment to the Notes.

      "Subsidiary" means a corporation more than 50% of the outstanding voting stock of which is owned, directly or indirectly, by the Company or by one or more other Subsidiaries, or by the Company and one or more other Subsidiaries. For the purposes of this definition, "voting stock" means stock which ordinarily has voting power for the election of directors, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.

      "Support Obligations" means, for any Person, without duplication, any financial obligation, contingent or otherwise, of such Person guaranteeing or otherwise supporting any debt or other obligation of any other Person in any manner, whether directly or indirectly, and including, without limitation, any obligation of such Person, direct or indirect:

            (I) to purchase or pay (or advance or supply funds for the purchase or payment of) such debt or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such debt;

            (II) to purchase property, securities or services for the purpose of assuring the owner of such debt of the payment of such debt;

            (III) to maintain working capital, equity capital, available cash or other financial statement condition of the primary obligor so as to enable the primary obligor to pay such debt;

            (IV) to provide equity capital under or in respect of equity subscription arrangements (to the extent that such obligation to provide equity capital does not otherwise constitute debt); or

            (V) to perform, or arrange for the performance of, any non-monetary obligations or nonfunded debt payment obligations of the primary obligor.

      "Tampa Electric" means Tampa Electric Company, a Florida corporation and wholly-owned subsidiary of the Company.

      "TECO Coal" means TECO Coal Corporation, a Louisiana corporation and wholly-owned subsidiary of the Company.

      "TECO Diversified" means TECO Diversified Corporation, a Florida corporation and wholly-owned subsidiary of the Company.

      "TECO Transport" means TECO Transport Corporation, a Florida corporation and wholly-owned subsidiary of the Company.

      "TPS" means TECO Power Services Corporation, a Florida corporation and wholly-owned subsidiary of the Company.

      "Unrestricted Subsidiary" means each of TPS and its Subsidiaries and any other Subsidiary of the Company (other than any Subsidiary existing on the issuance date of the Notes or any successor to any of them) that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary being designated as an Unrestricted Subsidiary:

            (I)   has no Indebtedness other than Non-Recourse Debt;

            (II) is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company;

            (III) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Capital Stock or (b) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results;

            (IV) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries; and

            (V) has at least one director on its Board of Directors that is not a director or executive officer of the Company or any of its Restricted Subsidiaries and has at least one executive officer that is not a director or executive officer of the Company or any of its Restricted Subsidiaries.

      "Voting Stock" means securities of any class or classes the holders of which are ordinarily, in the absence of contingencies, entitled to vote for corporate directors (or persons performing similar functions).

      SECTION 102.      SECTION REFERENCES

      Each reference to a particular section set forth in this Eighth Supplemental Indenture shall, unless the context otherwise requires, refer to this Eighth Supplemental Indenture.

                                   ARTICLE TWO

                       DESIGNATION AND TERMS OF THE NOTES

      SECTION 201.      ESTABLISHMENT OF SERIES

      There is hereby created a series of Securities to be known and designated as the "10.50% Notes Due 2007" (the "Initial Notes"), and, when and if issued pursuant to the Registration Rights Agreement, for Initial Notes, the "10.50% Notes Due 2007" (the "Exchange Notes," and together with the Initial Notes, the "Notes") which shall rank equally with each other and all other unsecured and unsubordinated indebtedness of the Company. For the purposes of the Original Indenture, the Notes shall constitute a single series of Securities.

      SECTION 202.      VARIATIONS IN TERMS OF THE NOTES

      Subject to the terms and conditions set forth in the Original Indenture and in this Eighth Supplemental Indenture, the terms of any particular Note may vary from the terms of any other Note as contemplated by Section 301 of the Original Indenture, and the terms for a particular Note will be set forth in such Note as delivered to the Trustee or an Authenticating Agent for authentication pursuant to Section 303 of the Original Indenture.

      SECTION 203.      AMOUNT AND DENOMINATIONS; THE DEPOSITARY

      The initial principal amount of Notes that may be issued under this Eighth Supplemental Indenture shall be $380,000,000. Additional Notes may be issued under this Eighth Supplemental Indenture in unlimited principal amounts as permitted by the Original Indenture. The authorized denominations of the Notes shall be $1,000 or integral multiples of $1,000 in excess thereof.

      The Notes shall be issuable only in fully registered form, without coupons, and will initially be registered in the name of the Depositary, or its nominee who is hereby designated as "U.S. Depositary" under the Original Indenture.

      SECTION 204.      INTEREST RATES AND INTEREST PAYMENT DATES

            (A) Interest Rate. The Notes shall bear interest at the annual rate of 10.50% (the "Interest Rate") from the Original Issue Date to, but excluding December 1, 2007. Interest on the Notes will be payable semi-annually on each Interest Payment Date, commencing on June 1, 2003. Such interest will be payable to the holder thereof as of the related Record Date.

            (B) Computation of Interest. The amount of interest payable for any period will be computed on the basis of a year of 360 days consisting of twelve 30-day months. Except for the effect of any adjustment in the Interest Payment Date as provided in the following sentence, the amount of interest payable for any period shorter than a full six-month period for which interest is computed, will be computed on the basis of the actual number of days elapsed in such a 180-day period. If any Interest Payment Date would otherwise be a day that is not a Business Day, the payment required to be made on such Interest Payment Date will be postponed to the next succeeding Business Day, and no interest will accrue on such payment for the period from and after such Interest Payment Date to the date of such payment on the next succeeding Business Day, except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such Interest Payment Date.

            (C) If the Company fails to pay any interest on the Notes when due or it fails to pay principal of or premium, if any, on the Notes when due, interest will accrue on such unpaid interest or principal or premium at the Interest Rate, until such unpaid interest or principal or premium is paid in full.

      SECTION 205.      FORM AND OTHER TERMS OF THE NOTES

            (A) Attached hereto as Exhibit A is the form of Initial Note, which form is hereby established as the form in which the Initial Notes may be issued and which shall be completed with the series designation, stated maturity, interest rate and CUSIP number applicable to the Initial Notes upon such issuance.

            (B) Attached hereto as Exhibit B is the form of Exchange Note, which form is hereby established as the form in which the Exchange Notes may be issued and which shall be completed with the series designation, stated maturity, interest rate and CUSIP number applicable to the Exchange Notes upon such issuance.

            (C) Subject to (a) and (b) above, any Note may be issued in such other form as may be provided by, or not inconsistent with, the terms of the Original Indenture and this Eighth Supplemental Indenture.

      SECTION 206.      SPECIAL TRANSFER PROVISIONS

      Each purchaser of Initial Notes will be deemed to have represented and agreed as follows (terms used in this paragraph that are defined in Rule 144A or Regulation S under the Securities Act, are used herein as defined therein):

            (A) The purchaser (i)(A) is a qualified institutional buyer, (B) is aware that the sale to it is being made in reliance on Rule 144A and (C) is acquiring such Notes for its own account or for the account of a qualified institutional buyer or (ii) is not a U.S. person and is purchasing the Notes in an offshore transaction pursuant to Regulation S.

            (B) The purchaser understands that the Initial Notes are being offered in a transaction not involving any public offering in the United States within the meaning of the Securities Act, that the Initial Notes have not been registered under the Securities Act and that (i) if in the future it decides to offer, resell, pledge or otherwise transfer any of the Notes, such Notes may be offered, resold, pledged or otherwise transferred only (A) in the United States to a person whom the seller reasonably believes is a qualified institutional buyer in a transaction meeting the requirements of Rule 144A, (B) outside the United States in a transaction complying with the provisions of Rule 904 under the Securities Act, (C) pursuant to an exemption from registration under the Securities Act provided by Rule 144 (if available) or (D) pursuant to an effective registration statement under the Securities Act, in each of cases (A) through (D), in accordance with any applicable securities laws of any state of the United States, and that (ii) the purchaser will, and each subsequent holder is required to, notify any subsequent purchaser of such Notes from it of the resale restrictions referred to in (i) above.

            (C) The purchaser understands that the Initial Notes will, until the expiration of the holding period with respect to the Initial Notes set forth in Rule 144(k) of the Securities Act, unless otherwise agreed by the Company and the holder thereof, bear a legend substantially to the following effect:

            "THIS NOTE (OR ITS PREDECESSOR) WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND THIS NOTE MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. EACH PURCHASER OF THIS NOTE IS HEREBY NOTIFIED THAT THE SELLER OF THIS NOTE MAY BE RELYING ON THE EXEMPTION FROM THE PROVISIONS OF
            SECTION 5 OF THE SECURITIES ACT PROVIDED BY RULE 144A THEREUNDER.

            THE HOLDER OF THIS NOTE AGREES FOR THE BENEFIT OF THE COMPANY THAT
            (A) THIS NOTE MAY BE OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (I) INSIDE THE UNITED STATES TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A "QUALIFIED INSTITUTIONAL BUYER" (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (II) OUTSIDE THE UNITED STATES IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 904 UNDER THE SECURITIES ACT, (III) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER (IF AVAILABLE) OR (IV) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, IN EACH OF CASES (I) THROUGH (IV) IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES, AND (B) THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER OF THIS NOTE FROM IT OF THE RESALE RESTRICTIONS REFERRED TO IN (A) ABOVE."

      The Initial Notes may not be sold or transferred to, and each purchaser by its purchase of the Initial Notes shall be deemed to have represented and covenanted that it is not acquiring the Initial Notes for or on behalf of or with the assets of, and will not transfer the Initial Notes to, any employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), except that such purchase for or on behalf or with the assets of an employee benefit plan shall be permitted:

            (I) to the extent such purchase is made by or on behalf of a bank collective investment fund maintained by the purchaser in which no employee benefit plan (together with any other plans maintained by the same employer or employee organization) has an interest in excess of ten percent of the total assets in such collective investment fund, and the conditions of Section III of Prohibited Transaction Class Exemption 91-38 issued by the Department of Labor are satisfied;

            (II) to the extent such purchase is made by or on behalf of an insurance company pooled separate account maintained by the purchaser in which, at any time while the Notes are outstanding, no employee benefit plan (together with any other plans maintained by the same employer or employee organization)has an interest in excess of ten percent of the total of all assets in such pooled separate account, and the conditions of
      Section III of Prohibited Transaction Class Exemption 90-1 issued by the Department of Labor are satisfied;

            (III) to the extent such purchase is made on behalf of or with the assets of an employee benefit plan by (A) an investment adviser registered under the Investment Advisers Act of 1940, as amended (the "1940 Act"), that had as of the last day of its most recent fiscal year total client assets under its management and control in excess of $50,000,000 and had stockholders' or partners' equity in excess of $750,000, as shown in its most recent balance sheet prepared in accordance with generally accepted accounting principles, or (B) a bank as defined in Section 202(a)(2)of the 1940 Act that has the power to manage, acquire or dispose of assets of the plan and which bank has equity capital in excess of $1,000,000 as of the last day of its most recent fiscal year, or (C) an insurance company which is qualified under the laws of more than one state to manage, acquire or dispose of any assets of a pension or welfare plan, which insurance company has as of the last day of its most recent fiscal year, net worth in excess of $1,000,000 and which is subject to supervision and examination by a state authority having supervision over insurance companies, and, in any case, such investment adviser, bank, or insurance company is otherwise a qualified professional asset manager ("QPAM"), as such term is used in Prohibited Transaction Class Exemption 84-14 issued by the Department of Labor, and the assets of such plan when combined with the assets of other plans established or maintained by the same employer (or affiliate thereof) or employee organization and managed by the QPAM, do not represent more than 20% of the total client assets managed by the QPAM at the time of the transaction, and the other applicable conditions of such exemption are otherwise satisfied;

            (IV) to the extent such plan is a governmental plan (as defined in Section 3(32) of ERISA), a church plan (as defined in Section 3(33) of ERISA), a foreign benefit plan, or other plan which is not subject to the provisions of Title I of ERISA or Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code");

            (V) to the extent such purchase is made by or on behalf of an insurance company using the assets of its general account, the reserves and liabilities for the general account contracts held by or on behalf of any plan, together with any other plans maintained by the same employer (or its affiliates) or employee organization, do not exceed ten percent of the total reserves and liabilities of the insurance company general account (exclusive of separate account liabilities), plus surplus as set forth in the National Association of Insurance Commissioners Annual Statement filed with the state of domicile of the insurer, in accordance with Prohibited Transaction Class Exemption 95-60, and the conditions of Sections I and IV of such exemption are otherwise satisfied;

            (VI) to the extent such purchase is made by an in-house asset manager within the meaning of Part IV(a) of Prohibited Transaction Class Exemption 96-23, such manager has made or properly authorized the decision for such plan to purchase Notes, under circumstances such that Prohibited Transaction Class Exemption 96-23 is applicable and satisfied with respect to the purchase and holding of such Notes; or

            (VII) to the extent such purchase will not otherwise give rise to a transaction described in Section 406 of ERISA or Section 4975(c)(1) of the Code for which a statutory or administrative exemption is unavailable.

      SECTION 207.      AUTHENTICATION AND DELIVERY

      As provided in and pursuant to Section 303 of the Original Indenture, each time that the Company delivers Notes to the Trustee or Authenticating Agent for authentication after the initial issuance of the Notes under this Indenture, the Company shall deliver a Supplemental Company Order in the form of Exhibit C to this Eighth Supplemental Indenture (which form shall be completed upon delivery with the series designation applicable to the Notes) for the authentication and delivery of such Notes and the Trustee or such Authenticating Agent shall authenticate and deliver such Notes.

      SECTION 208.      REDEMPTION; NO SINKING FUND

      The Notes are subject to redemption, in whole or in part, at any time, and at the option of the Company, at a redemption price equal to the greater of:

            (I) 100% of the principal amount of the Notes then outstanding to be redeemed, or

            (II) the sum of the present values of the remaining scheduled payments of principal and interest on the Notes then outstanding to be redeemed (not including any portion of such payments of interest accrued as of the Redemption Date) discounted to the Redemption Date on a semiannual basis (computed based on a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate, plus 50 basis points (0.50%), as calculated by an Independent Investment Banker, plus, in both of the above cases, accrued and unpaid interest thereon to the Redemption Date (the "Redemption Price").

      The Company will mail a notice of redemption at least 30 days but no more than 60 days before the Redemption Date to each holder of the Notes to be redeemed. If the Company elects to partially redeem the Notes, the Trustee will select in a fair and appropriate manner the Notes to be redeemed.

      Unless the Company defaults in payment of the Redemption Price, on and after the Redemption Date, interest will cease to accrue on the Notes or portions thereof called for redemption.

      The Notes are not entitled to the benefit of any sinking fund or analogous provision.

      SECTION 209.      REPURCHASE UPON CHANGE IN CONTROL

      In the event of any Change in Control and if the Notes are rated below BBB- (or an equivalent rating) by Standard & Poor's or below Baa3 (or an equivalent rating) by Moody's at such time, each Holder of a Note will have the right, at such Holder's option, subject to the terms and conditions of the Indenture, to require the Company to repurchase all or any part of such Holder's Notes (a "Required Repurchase") on a date selected by the Company that is no earlier than 60 days nor later than 90 days (the "Change in Control Purchase Date") after mailing of written notice by the Company of the occurrence of such Change in Control, at a repurchase price payable in cash equal to 101% of the principal amount of such Notes plus accrued interest (including additional interest), if any, thereon to the Change in Control Purchase Date (the "Change in Control Purchase Price").

      Within 30 days after the date of the Change in Control for which a Required Repurchase is applicable, the Company shall mail to each Holder of a Note a notice regarding the Change in Control, which notice shall state, among other things:

            (I) that a Change in Control has occurred and that each such Holder has the right to require the Company to repurchase all or any part of such Holder's Notes at the Change in Control Purchase Price;

            (II)  the Change in Control Purchase Price;

            (III) the Change in Control Purchase Date;

            (IV)  the name and address of the Paying Agent; and

            (V) the procedures that Holders must follow to cause the Notes to be repurchased.

      To exercise this right, a Holder must deliver a written notice (the "Change in Control Purchase Notice") to the Paying Agent at its corporate trust office in New York, New York, or any other office of the Paying Agent maintained for such purposes, not later than 30 days prior to the Change in Control Purchase Date. The Change in Control Purchase Notice shall state:

            (I) the portion of the principal amount of any Notes to be repurchased, which must be $1,000 or an integral multiple thereof;

            (II) that such Notes are to be repurchased by the Company pursuant to the applicable change-in-control provisions of the Indenture; and

            (III) unless the Notes are represented by one or more global notes, the certificate numbers of the Notes to be repurchased.

      Any Change in Control Purchase Notice may be withdrawn by the Holder by a written notice of withdrawal delivered to the Paying Agent not later than three Business Days prior to the Change in Control Purchase Date. The notice of withdrawal shall state the principal amount and, if applicable, the certificate numbers of the Notes as to which the withdrawal notice relates and the principal amount, if any, which remains subject to a Change in Control Purchase Notice.

      If a Note is represented by a global note, the Depositary or its nominee will be the holder of such Note and therefore will be the only entity that can require the Company to repurchase Notes upon a Change in Control. To obtain repayment pursuant to this Section 209 with respect to such Note upon a Change in Control, the beneficial owner of such Note must provide to the broker or other entity through which it holds the beneficial interest in such Note:

            (I) the Change in Control Purchase Notice signed by such beneficial owner, and such signature must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States and

            (II) instructions to such broker or other entity to notify the Depositary of such beneficial owner's desire to cause the Company to repurchase such Notes pursuant to this Section 209.

      Such broker or other entity shall provide to the Paying Agent (1) a Change in Control Purchase Notice received from such beneficial owner and (2) a certificate satisfactory to the Paying Agent from such broker or other entity that it represents such beneficial owner.

      Payment of the Change in Control Purchase Price for a Note in registered, certificated form (a "Certificated Note") for which a Change in Control Purchase Notice has been delivered and not withdrawn is conditioned upon delivery of such Certificated Note (together with necessary endorsements) to the Paying Agent at its office in New York, New York, or any other office of the Paying Agent maintained for such purpose, at any time (whether prior to, on or after the Change in Control Purchase Date) after the delivery of such Change in Control Purchase Notice. Payment of the Change in Control Purchase Price for such Certificated Note will be made promptly following the later of the Change in Control Purchase Date and the time of delivery of such Certificated Note.

      If the Paying Agent holds, in accordance with the terms of the Indenture, money sufficient to pay the Change in Control Purchase Price of a Note on the Business Day following the Change in Control Purchase Date for such Note, then, on and after such date, interest on such Note will cease to accrue, whether or not such Note is delivered to the Paying Agent, and all other rights of the Holder shall terminate (other than the right to receive the Change in Control Purchase Price upon delivery of the Note).

      The Company shall comply with the provisions of Regulation 14E and any other tender offer rules under the Exchange Act, which may then be applicable in connection with any offer by the Company to repurchase the Notes at the option of Holders upon a Change in Control.

      No Note may be repurchased by the Company as a result of a Change in Control if there has occurred and is continuing an Event of Default (other than a default in the Payment of the Change in Control Purchase Price with respect to the Notes).


                                  ARTICLE THREE

                  PAYMENTS IN THE EVENT OF CERTAIN TRANSACTIONS

      In the event that the payment of the principal of and interest on the Notes has been expressly assumed pursuant to Section 801(1) of the Original Indenture, as amended by the Third Supplemental Indenture, by a Corporation or Person organized and existing under the laws of a foreign jurisdiction (a "Foreign Successor") and such Foreign Successor is required to withhold any taxes, duties or other governmental charges with respect to such principal or interest payments (collectively, a "Foreign Withholding Tax") imposed or levied by such foreign jurisdiction or a political subdivision thereof, then such Foreign Successor shall pay such additional amounts ("Additional Amounts") included in the interest or principal otherwise then due and payable as are necessary so that the net amount received by each Holder of the Notes after the withholding of any Foreign Withholding Tax (including any Foreign Withholding Tax imposed with respect to such Additional Amounts) will not be less than the amount of interest or principal then otherwise due and payable. However, the Foreign Successor shall not be required to pay any Additional Amounts to the extent that (i) a Foreign Withholding Tax is imposed or levied because of a present or former connection between the Holder of the Notes (or the beneficial owner of such securities) and the foreign jurisdiction, other than a connection arising solely from the Holder (or beneficial owner) having received a payment of principal of or interest on the Notes, or (ii) to the extent that the Foreign Withholding Tax is imposed or levied because the Holder (or beneficial owner) has not made a declaration of non-residence in, or other lack of connection with, the foreign jurisdiction or any similar claim for exemption from, or reduction of, withholding tax, provided that the Foreign Successor or its agent notifies the Holder of the Notes of the requirement for such a declaration or claim in a reasonable and timely manner.

                                  ARTICLE FOUR

                              RESTRICTIVE COVENANTS

      SECTION 401.      APPLICABILITY OF RESTRICTIVE COVENANTS

      The provisions of this Article Four shall be applicable as long as any of the Notes are outstanding. The covenants contained in Sections 403, 404 and 405 shall apply at any time the Notes are outstanding and only if either (i) the Notes are rated below BBB- (or an equivalent rating) by Standard & Poor's or below Baa3 (or an equivalent rating) by Moody's, or (ii) the Notes are rated below the Special Ratings Trigger, provided, however, the condition of clause
(ii) shall not apply when the Construction Undertakings have been discharged and the Company is no longer obligated with respect to Indebtedness (including guarantees) which require the

Company to deliver, when the Company's long-term unsecured indebtedness is rated below the Special Ratings Trigger, letters of credit in the aggregate face amount of $50,000,000 or more.

      SECTION 402.      DESIGNATION OF RESTRICTED AND UNRESTRICTED SUBSIDIARIES

      The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause an Event of Default or an event that with notice or the passage of time or both would constitute an Event of Default; provided that in no event will any Restricted Subsidiary existing on the issuance date of the Notes or any substantial portion of any of such Restricted Subsidiary's businesses be transferred to or held by an Unrestricted Subsidiary. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary properly designated will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the first paragraph of the covenant contained in Section 403 or Permitted Investments, as determined by the Company. That designation will be permitted only if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if the redesignation would not cause an Event of Default or an event that with notice or the passage of time or both would constitute an Event of Default.

      Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary will be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of the Company giving effect to such designation and an officers' certificate certifying that such designation complied with the conditions contained in the definition of "Unrestricted Subsidiary" and was permitted by the covenant contained in Section
403. If, at any time, any Unrestricted Subsidiary would fail to meet the requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the Company as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant contained in Section 405, the Company will be in default of such covenant. The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant contained in
Section 405, calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

      SECTION 403.      LIMITATION ON RESTRICTED PAYMENTS

            (A) The Company will not, and will not permit any of its Restricted Subsidiaries, directly or indirectly, to:

            (I) declare or pay any dividend or make any distribution on the Capital Stock of the Company to the direct or indirect holders of its Capital Stock (except dividends or distributions payable solely in its Non-Convertible Capital Stock or in options, warrants or other rights to purchase such Non-Convertible Capital Stock and except dividends or distributions payable to the Company or a Restricted Subsidiary);

            (II) purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company;

            (III) purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity or scheduled repayment thereof, any Subordinated Indebtedness; or

            (IV) make any Restricted Investment (any such dividend, distribution, purchase, redemption, repurchase, defeasing, other acquisition or retirement, payments and other actions set forth in clauses
      (i) through (iv) hereof being collectively referred to as "Restricted Payments");

if at the time the Company or such Restricted Subsidiary makes such Restricted
Payment:

                  (I) an Event of Default, or an event that with the lapse of time or the giving of notice or both would constitute an Event of Default, shall have occurred and be continuing (or would result therefrom); or

                  (II) the aggregate amount of such Restricted Payment and all other Restricted Payments made since the issuance date of the Notes would exceed the sum (without duplication) of:

                        (A) the difference of (1) Operating Cash Flow minus (2)
                  an amount equal to the product of (x) Consolidated Interest Expense multiplied by (y) 1.70, in each case for the period from the beginning of the first fiscal quarter commencing after the issuance date of the Notes to the end of the most recent fiscal quarter ending at least 45 days prior to the date of such Restricted Payment (or, in case such difference shall be a deficit, minus 100% of the deficit),

                        (B) the aggregate Net Cash Proceeds received by the
                  Company from the issue or sale of or contribution with respect to its Capital Stock after the issuance date of the Notes (other than Capital Stock sold to a Subsidiary of the Company),

                        (C) to the extent that any Restricted Investment that
                  was made after the issuance date of the Notes is sold for cash or otherwise liquidated, redeemed or repaid for cash, the lesser of (1) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (2) the initial amount of such Restricted Investment, and

                        (D) 100% of any dividends received by the Company or a
                  Restricted Subsidiary after the issuance date of the Notes from an Unrestricted Subsidiary of the Company, to the extent that such dividends were not otherwise included in Consolidated Net Income of the Company for such period.

      For the purpose of determining the amount of any Restricted Payment not in the form of cash, the amount shall be the fair value of such Restricted Payment as determined in good faith by the Board of Directors.

            (B)   The foregoing provisions of Section 403(a) shall not prohibit:

            (I) dividends or other distributions paid in respect of any class of Capital Stock issued by the Company in connection with the acquisition of any business or assets by the Company or a Restricted Subsidiary where the dividends or other distributions with respect to such Capital Stock are payable solely from the net earnings of such business or assets;

            (II) any purchase or redemption of Capital Stock of the Company made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company (other than Redeemable Stock or Exchangeable Stock);

            (III) dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividends would have complied with this covenant;

            (IV) payments made by the Company or a Restricted Subsidiary to an Unrestricted Subsidiary in satisfaction of obligations existing on the issuance date of the Notes.

      SECTION 404.      LIMITATION ON CERTAIN LIENS

      The Company shall not, and shall not permit any of its Restricted Subsidiaries to, create, incur, assume or suffer to exist any Lien upon or with respect to any of its property of any character, including without limitation any shares of Capital Stock of Tampa Electric, without making effective provision whereby the Notes shall be (so long as any such other creditor shall be so secured) equally and ratably secured. The foregoing restrictions shall not apply to:

            (I) Liens securing Indebtedness of the Company or its Restricted Subsidiaries, provided that on the date such Liens are created, and after giving effect to such Indebtedness, the aggregate principal amount at maturity of all the secured Indebtedness of the Company at such date shall not exceed 5% of Consolidated Net Tangible Assets;

            (II) Liens for taxes, assessments or governmental charges or levies to the extent not past due;

            (III) pledges or deposits to secure obligations under workman's compensation laws or similar legislation and other statutory obligations of the Company;

            (IV) Liens imposed by law, such as materialman's, mechanic's, workmen's and other similar liens;

            (v) purchase money Liens upon or in property acquired and held by the Company in the ordinary course of business to secure the purchase price of such property or to secure Indebtedness incurred solely for the purpose of financing the acquisition of any such property to be subject to such Liens, or Liens existing on any such property at the time of acquisition, or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount, provided that no such Lien shall extend to or cover any property other than the property being acquired and no such extension, renewal or replacement shall extend to or cover property not theretofore subject to the Lien being extended, renewed or replaced; and

            (vi) Liens incurred by Tampa Electric that are not prohibited by applicable legal and regulatory requirements, including without limitation the rules and regulations of the Florida Public Service Commission.

SECTION 405. LIMITATION ON INDEBTEDNESS

            (a) The Company will not, and will not permit any of its Restricted Subsidiaries to, issue, create, assume, guarantee, incur or otherwise become liable for (collectively, "issue"), directly or indirectly, any Indebtedness, provided, however, that the Company may issue Indebtedness if the Consolidated Coverage Ratio of the Company and its Restricted Subsidiaries for the four consecutive fiscal quarters immediately preceding the issuance of such Indebtedness (as shown by a pro forma consolidated income statement of the Company and its Restricted Subsidiaries for the four most recent fiscal quarters ending at least 30 days prior to the issuance of such Indebtedness after giving effect to (i) the issuance of such Indebtedness and (if applicable) the application of the net proceeds thereof to refinance other Indebtedness as if such Indebtedness was issued at the beginning of the period, (ii) the issuance and retirement of any other Indebtedness since the first day of the period as if such Indebtedness was issued or retired at the beginning of the period and (iii) the acquisition or disposition of any company or business by the Company or any Restricted Subsidiary since the first day of the period (including giving effect to the pro forma historical earnings and interest expense of such company or business), including any acquisition or disposition which will be consummated contemporaneously with the issuance of such Indebtedness, as if in each case such acquisition or disposition occurred at the beginning of the period) exceeds a ratio of 2.0 to 1.0.

            (b) Notwithstanding the foregoing paragraph, the Company or any Restricted Subsidiary may issue, directly or indirectly, the following
Indebtedness:

            (i) Indebtedness of the Company under Credit Facilities not to exceed $1,000,000,000 in aggregate outstanding principal amount at any time;

            (ii) Indebtedness (other than Indebtedness described in clause (i) of this subsection) outstanding on the issuance date of the Notes, and Indebtedness issued in exchange for, or the proceeds of which are used to refund or refinance, any Indebtedness permitted by this clause (ii); provided, however, that (A) the principal amount (or accreted value in the case of Indebtedness issued at a discount) of the Indebtedness so issued shall not exceed the principal amount (or accreted value in the case of Indebtedness issued at a discount) of, premium, if any, and accrued but unpaid interest on, the Indebtedness so exchanged, refunded or refinanced and (B) the Indebtedness so issued (1) shall not mature prior to the stated maturity of the Indebtedness so exchanged, refunded or refinanced, (2) shall have an Average Life equal to or greater than the remaining Average Life of the Indebtedness so exchanged, refunded or refinanced and (3) if the Indebtedness to be exchanged, refunded or refinanced is subordinated to the Notes, the Indebtedness is subordinated to the Notes in right of payment;

            (iii) Indebtedness represented by the Notes and the Exchange Notes to be issued pursuant to the Registration Rights Agreement;

            (iv) Indebtedness of the Company owed to and held by a Restricted Subsidiary and Indebtedness of a Restricted Subsidiary owed to and held by the Company or a Restricted Subsidiary; provided, however, that in the case of Indebtedness of the Company or a Restricted Subsidiary owed to and held by a Restricted Subsidiary, (A) any subsequent issuance or transfer of any Capital Stock that results in any such Restricted Subsidiary ceasing to be a Subsidiary or (B) any transfer of such Indebtedness (except to the Company or a Restricted Subsidiary) shall be deemed for the purposes of this subsection to constitute the issuance of such Indebtedness by the Company or a Restricted Subsidiary, as the case may be;

            (v) Indebtedness of the Company or a Restricted Subsidiary issued in exchange for, or the proceeds of which are used to refund or refinance, Indebtedness of the Company or a Restricted Subsidiary issued in accordance with paragraph (a) of this Section 405; provided, however, that
      (A) the principal amount (or accreted value in the case of Indebtedness issued at a discount) of the Indebtedness so issued shall not exceed the principal amount (or accreted value in the case of Indebtedness issued at a discount) of, premium, if any, and accrued but unpaid interest on, the Indebtedness so exchanged, refunded or refinanced and (B) the Indebtedness so issued (1) shall not mature prior to the stated maturity of the Indebtedness so exchanged, refunded or refinanced, (2) shall have an Average Life equal to or greater than the remaining Average Life of the Indebtedness so exchanged, refunded or refinanced and (3) if the Indebtedness to be exchanged, refunded or refinanced is subordinated to the Notes, the Indebtedness is subordinated to the Notes in right of payment;

            (vi) Indebtedness of a Person existing at the time at which such Person became a Subsidiary and not incurred in connection with, or in contemplation of, such Person becoming a Subsidiary;

            (vii) Indebtedness of the Company or a Restricted Subsidiary represented by capital lease obligations or purchase money obligations;

            (viii) Indebtedness of Tampa Electric that is not prohibited by applicable legal and regulatory requirements, including without limitation the rules and regulations of the Florida Public Service Commission;

            (ix) Indebtedness for working capital of a Restricted Subsidiary (other than Tampa Electric) under Credit Facilities not to exceed $100,000,000 in aggregate outstanding principal amount at any time; and

            (x) Indebtedness issued by the Company or any of its Restricted Subsidiaries not to exceed $100,000,000 in aggregate outstanding principal amount at any time.

SECTION 406. SEC AND OTHER REPORTS

      In addition to the obligations contained in Section 704 of the Original Indenture, if at any time the Company is not subject to Section 13 or 15(d) of the Exchange Act, such reports shall be provided at the times the Company would have been required to provide reports had it continued to have been subject to such reporting requirements.

                                  ARTICLE FIVE

                          ADDITIONAL EVENTS OF DEFAULT

      As contemplated by Section 501(7) of the Original Indenture, any one of the following events, in addition to those set forth in Section 501 of the Original Indenture, shall constitute an Events of Default with respect to the Notes for all purposes of the Indenture:

            (i) the Company fails to pay any Additional Interest on the Notes when it becomes due and payable, and continuance of such default for a period of 30 days;

            (ii) the Company fails to comply with provisions contained in
      Section 209;

            (iii) the Company or any of its Subsidiaries fails to comply with the provisions contained in Sections 403 or 405, and such failure has continued for 30 days after the Company has received written notice as provided in the Indenture;

            (iv) a default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which guaranteed by the Company or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of this Eighth Supplemental Indenture, if that default:

                  (a) is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness at final maturity and the aggregate amount of such Indebtedness exceeds $50,000,000; or

                  (b) results in the acceleration of Indebtedness aggregating
            $10,000,000 prior to its express maturity;

            (v) the Company or any of its Restricted Subsidiaries fails to pay final judgments aggregating in excess of $50,000,000, which judgments are not paid, discharged or stayed for a period of 60 days;

            (vi) events of bankruptcy or insolvency described in clauses (5) and
      (6) of Section 501 of the Original Indenture with respect to the Company or any of the Company's Restricted Subsidiaries which are Significant Subsidiaries or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary.

In the case of an event of default arising from certain events of bankruptcy or insolvency, with respect to the Company, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding Notes will become due and payable immediately without further action or notice.

                                  ARTICLE SIX

           APPROVAL OF AMENDMENT TO SECTION 801 OF ORIGINAL INDENTURE

      The Holders of the Notes, by their acquisition thereof, shall be deemed to have approved the amendment of Section 801 of the Original Indenture as such amendment is set forth in Section 701 of the Third Supplemental Indenture.

                                 ARTICLE SEVEN

                         AMENDMENT TO ORIGINAL INDENTURE

      In order to modify a provision of the Original Indenture in a manner not adversely affecting the interests of the Holders of Securities of any series in any material respect, pursuant to Section 901(9) of the Original Indenture, the definition of "Company Request" or "Company Order" in Section 101 of the Original Indenture is hereby amended, effective immediately, to read as follows:

            "`Company Request' or `Company Order' means a written request or order signed in the name of the Company by its President, a Vice President, its Chief Financial Officer, its Treasurer or an Assistant Treasurer and delivered to the Trustee."

                                 ARTICLE EIGHT

                                  MISCELLANEOUS

SECTION 801. EFFECT ON ORIGINAL INDENTURE

      The Eighth Supplemental Indenture is a supplement to the Original Indenture. As supplemented by this Eighth Supplemental Indenture, the Original Indenture is in all respects ratified, approved and confirmed, and the Original Indenture and this Eighth Supplemental Indenture shall together constitute one and the same instrument.

SECTION 802. COUNTERPARTS

      This Eighth Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

SECTION 803. RECITALS

      The recitals contained herein shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Eighth Supplemental Indenture.

SECTION 804. GOVERNING LAW

      This Eighth Supplemental Indenture shall be governed by and construed in accordance with the laws of the jurisdiction that govern the Original Indenture and its construction.

         IN WITNESS WHEREOF, the parties hereto have caused this Eighth Supplemental Indenture to be duly executed as of the date and year first written above.

                                  TECO ENERGY, INC.



                                  By: /s/ Gordon L. Gillette
                                     -------------------------------------------
                                     Name:   Gordon L. Gillette
                                     Title:  Senior Vice President - Finance and
                                     Chief Financial Officer

                                  THE BANK OF NEW YORK, AS TRUSTEE



                                  By: /s/ Mary K. Lagumina
                                     -------------------------------------------
                                     Name: Mary K. Lagumina
                                     Title: Vice President









             Signature Page of Eighth Supplemental Indenture - S--1

                                    EXHIBIT A

                              FORM OF INITIAL NOTE

                                    EXHIBIT B

                              FORM OF EXCHANGE NOTE

                                    EXHIBIT C

                                TECO ENERGY, INC.

                              10.50% NOTES DUE 2007

                           SUPPLEMENTAL COMPANY ORDER

      Pursuant to Section 206 of Article Two of the Eighth Supplemental Indenture, dated as of November 20, 2002, to the Indenture, dated as of August 17, 1998, as amended, you are instructed to prepare and authenticate a Note, of the series identified above, in the principal amount of $________________. [The
Note is being delivered in exchange for issued and outstanding Notes of the series identified above.]

      IN WITNESS WHEREOF, I have hereunto set my hand this ___ day of ________,
____.

                                     TECO ENERGY, INC.



                                     By:
                                        ----------------------------------------
                                        Name:
                                        Title: